EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FEBRUARY 7, 2005

CONTACTS:	Colin Neill, CFO	Marilyn Seiger
	Axonyx Inc.	Kovak-Likly Communications
	212-645-7704,	203-762-8833,
	www.axonyx.com	mseiger@klcpr.com

AXONYX ANNOUNCES THAT PHENSERINE DID NOT ACHIEVE SIGNIFICANT EFFICACY IN PHASE III ALZHEIMER’S DISEASE TRIAL

NEW YORK, NY – February 7, 2005 – Axonyx Inc. (NASDAQ: AXYX) announced today that the top line outcome of its first Phase III clinical trial with Phenserine, in development for mild to moderate Alzheimer’s disease (AD), showed that although there were encouraging trends with both Phenserine 10mg and 15mg twice daily, overall these did not result in a statistically significant improvement over placebo for the protocol’s primary endpoints following 26 weeks of treatment. While Phenserine-treated patients performed better in the ADAS-cog and CIBIC assessments, the study’s primary endpoints at almost all time points, the outcome was potentially confounded by a better than expected ADAS-cog response in the placebo-treated patients. A preliminary review of the adverse events has revealed no safety or tolerability concerns associated with Phenserine treatment. Axonyx is continuing to further analyze the data and will use this valuable information to optimise the trial designs in the currently planned program.

The Phase III trial recruited 384 mild to moderate Alzheimer’s patients from 16 clinical sites in Spain, United Kingdom, Croatia, and Austria. Patients, after being diagnosed as having probable AD, were randomized to receive placebo, Phenserine 10mg twice daily or 15mg twice daily for a period of 6 months. Throughout the treatment period patients were regularly assessed using standard cognition and memory assessments.

Phenserine is currently undergoing testing in a Phase IIB trial to evaluate its anticipated ability to lower levels of beta-amyloid precursor protein (ß-APP) and beta-amyloid (Aß) in the plasma and cerebrospinal fluid (CSF), which may lead to a slowing of disease progression. The results of the Phase III trial will not impact the interim analysis planned of the available CSF and plasma samples for ß-APP and Aß, and these results are expected before the end of March.

Phenserine is a highly selective acetylcholinesterase (AChE) inhibitor that breaks down a neurotransmitter in the brain important in memory and cognition. Unlike other AChE inhibitors, which only suppress the activity of the enzyme, Phenserine has been shown to have two mechanisms of action: (1) the inhibition of the AChE enzyme, and (2) in preclinical studies, the inhibition of the synthesis of Aß, the protein in the brain that is thought to be a cause of brain cell death in Alzheimer’s disease.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of central nervous system disorders.

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This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Axonyx cannot assure that the Phase IIb and/or the other Phase III clinical trials, amendments thereto or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II and Phase III trials will remain the same, be better or worse in future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will be substantiated by the Phenserine Phase IIb clinical trial and that Phenserine will be able to slow the progression of Alzheimer’s disease, that the Phase IIb clinical trial data will differentiate Phenserine from the currently marketed drugs, that any efficacy results of the Phase III trial program will prove pivotal, that Axonyx will obtain the necessary financing to complete the Phenserine development program, that the Company’s development work on Phenserine will support an NDA filing, that the results of the Phase III trials will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any other potential memory enhancing compound toward IND status. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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